Exhibit 99.1

For Immediate Release

Treating Cancer with Hyperthermia Highlighted at the Vienna Joint German and Austrian Society of Radiation Oncology Meeting

SALT LAKE CITY, Utah May 20, 2008—BSD Medical Corporation (NASDAQ:BSDM) announced today that several recent events have occurred in Europe that highlight the use of hyperthermia therapy in treating cancer.  Following the International Congress on Hyperthermic Oncology (ICHO) conducted last month in Munich, Germany (see earlier press release 04-29-08), the joint annual meeting of the DEGRO Deutsche Gesellschaft fur Radio-Onkologie (German Society of Radiation Oncology) and OGRO Osterreichische Gesellschaft fur Radio-Onkologie (Austrian Society of Radiation Oncology) held in Vienna, Austria, also addressed hyperthermia therapy.  In addition, there have been several new articles on hyperthermia therapy recently published.

Annual Meeting of the German Society of Radiation Oncology–Symposium on Hyperthermia Therapy
“Hyperthermia as an Integral Component of Multimodality Therapy” was the theme of the Symposium on Hyperthermia Therapy at the joint annual meeting (DEGRO and OGRO) recently concluded in Vienna, Austria.  The symposium was jointly chaired by Rolf Sauer MD, Chairman of the Comprehensive Tumor Center of UMS Erlangen, and Frederik Wenz MD, Chairman of Radiation-Oncology of the University Medical School at Mannheim-Heidelberg, Germany. Keynote speakers included prominent physicians and professors that routinely incorporate hyperthermia into their treatment of cancer, including Ellen Jones, MD (UMS Duke University, USA), Martine Franckena, MD (UMS Erasmus Rotterdam, Netherlands), Johanna Gellermann, MD (UMS Charite Berlin, Germany), Oliver Ott, MD and Udo Gaipl, PhD (UMS Erlangen, Germany) and Frederik Wenz, MD (UMS Mannheim - Heidelberg, Germany). Dr Gaipl strongly emphasized the potential of hyperthermia as the most potent radiation sensitizer available in cancer treatment.

PHARMACEUTICAL NEWS - Publication
In a recent publication of PHARMAZEUTISCHE ZEITUNG (PHARMACEUTICAL NEWS), Claudia Borchard Cloth described hyperthermia as “high tech warmth to fight against cancer.”  She detailed how both deep and superficial hyperthermia effectively improves outcomes for conventional treatment methods like chemotherapy, radiation therapy and surgery. She explained that “tumor cells are particularly heat sensitive … temperatures over 40 degrees C make them susceptible to attack from natural defense processes and radiation therapy.”  She continues by stating “a number of new regional hyperthermia studies document survival data that is three times higher than standard therapy alone.”

Hospital UMSCHAU - Publication
In the “Technology and Medicine” section of the March issue of Hospital UMSCHAU, Claus Schwing addressed the benefits of hyperthermia therapy in an article titled “Hyperthermia – The Fourth Column of Cancer Treatment.”  He quoted Dr. Ruediger Wessalowski from Dusseldorf as stating:  “We are seeing amazing success with hyperthermia used in combination with other procedures.” He describes the alarming worldwide growth of cancer.  In the past three years, the number of cancer patients in Europe increased from 2.9 million to 3.2 million.  In 2009 Schwing estimates that 1.7 million Europeans will die of cancer.

SPEKTRUMDIRECT – On-Line Publication
In the April 26th edition of “Spektrumdirect”, an on-line medical newsletter in Germany, an article describes how, when carefully controlled, heat can shrink tumors and destroy cancer cells.  “We do not warm up the whole body, but only the tumor itself” said Dr. Ruediger Wessalowski of the University Clinic in Dusseldorf.  The article describes in basic terminology the different approaches to hyperthermia used for both deep and superficial cancer treatment.

About BSD Medical Corporation

BSD Medical is a leading developer of systems used to provide cancer therapies requiring precision-focused heat through RF/microwave technologies. The company’s systems have been designed to kill cancer through heat alone, or as companion therapies to improve the combined results when used along with radiation treatments.  For further information visit BSD Medical's website at www.BSDMedical.com.

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